Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-141829 and No. 333-185624) of Lake Shore Bancorp, Inc. and subsidiary of our report dated March 27, 2019, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh,  Pennsylvania

March 27, 2019